                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                                     ISOCOR
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
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                         (Title of Class of Securities)


                                  464902 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               DECEMBER 14, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [ ]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [X]    Rule 13d-1(d)



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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 464902 10 5                     13G

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 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Brentwood Associates V, L.P.
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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                                 (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY


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 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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          NUMBER OF            5     SOLE VOTING POWER

           SHARES                    -0-
                               -------------------------------------------------
        BENEFICIALLY           6     SHARED VOTING POWER

          OWNED BY                   -0-
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  -0-
                               ------------------------------------------------
           PERSON              8     SHARED DISPOSITIVE POWER

            WITH                     -0-
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      N/A
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11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0%
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12    TYPE OF REPORTING PERSON (See Instructions)

      PN
--------------------------------------------------------------------------------


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* SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a)   NAME OF ISSUER:

            Isocor

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3420 Ocean Park Boulevard, Santa Monica, CA 90405

ITEM 2(a)   NAME OF PERSON FILING:

            Brentwood Associates V, L.P.

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            11150 Santa Monica Blvd., Suite 1200, Los Angeles, CA 90025

ITEM 2(c)   CITIZENSHIP:

            Delaware

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e)   CUSIP NUMBER:

            464902 10 5

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            N/A

ITEM 4      OWNERSHIP:

            (a)   Amount Beneficially Owned: 0

            (b)   Percent of Class: 0%

            (c)   Number of Shares as to which such person has:

                  (i)    sole power to vote or to direct the vote: 0

                  (ii)   shared power to vote or direct the vote: 0

                  (iii)  sole power to dispose or to direct the disposition
                         of:  0

                  (iv)   shared power to dispose or to direct the disposition
                         of:  0

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            N/A

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            N/A

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            N/A

ITEM 10     CERTIFICATION:

            N/A

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

DATE:     February 8, 2000

                                        BRENTWOOD ASSOCIATES V, L.P.,
                                        a Delaware limited partnership

                                        By:  Brentwood V Ventures, L.P.,
                                             a Delaware limited partnership
                                             Its:  General Partner


                                             By: /s/ G. Bradford Jones
                                                 -------------------------------
                                                 G. Bradford Jones
                                                 General Partner